Exhibit 10.1

TRANSITION & SEPARATION AGREEMENT

This Transition and Separation Agreement ("Agreement") is being entered into by and between United Fire & Casualty Company (together with its subsidiaries, affiliates, successors and assigns, the "Company") and Robert Cataldo, who is employed by Company as its Chief Investment & Strategy Officer ("Executive"). Company and Executive are hereafter referred to as the “Parties.”

RECITALS

WHEREAS, the Company has made the strategic decision to outsource its investment management functions, and desires the professional collaboration and assistance of Executive in this effort;

WHEREAS, the Parties have agreed that, subject to this Agreement, Executive shall continue his employment with Company until no later than May 24, 2024, with his Last Working Day being March 22, 2024, in connection with assisting and effecting an orderly transition of Executive’s duties and responsibilities;

WHEREAS, this Agreement addresses the terms and conditions of Executive’s employment with Company during the Transition Period, as well as transition and severance benefits.

AGREEMENT

NOW, THEREFORE, in consideration of these recitals and mutual promises herein contained, the Company and Executive agree as follows:

1.	Definitions. The following terms will have the meanings set forth below.

a.	“Presentment Date” shall be January 31, 2024, the date the Agreement is being presented to Executive.

b.	“Separation Date” means the earliest to occur of (i) May 24, 2024, (ii) the date that Executive is terminated for cause, or (iii) the date that Executive resigns from the Company.

c.	“Transition Period” means the period beginning on the Presentment Date and ending on March 22, 2024, unless during this time the Executive is terminated for cause or resigns from the Company, either of which would immediately terminate the Transition Period.

d.	“Last Working Day” means the earliest to occur of (i) March 22, 2024, (ii) the date that Executive is terminated for cause, or (iii) the date Executive resigns from the Company.

e.	“Effective Date” means the eighth day after Executive accepts and signs the Agreement, provided he does not revoke acceptance within the seven (7) day period after signing. Executive’s acceptance of this Agreement shall become binding and enforceable on the Effective Date.

f.	“Equity Awards” means all stock options (“Options”) and restricted stock units (“RSUs”) granted to Executive and currently outstanding as of the Presentment Date.

2.	Transition Period.

a.	Title and Duties. During the Transition Period, Executive will remain employed by the Company in Executive’s current position and Executive will continue to report to the Chief Financial Officer. Executive’s duties and responsibilities during the Transition Period will include, but are not limited to, providing transition assistance and other support within Executive’s areas of expertise. During the Transition Period, Executive will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral, or implied, or represent that Executive has such authority, unless authorized to do so in writing by the Chief Executive Officer, Chief Financial Officer, or Board of Directors. Additionally, during the Transition Period, all investment trades, purchases or sales must receive secondary approval from the Chief Financial Officer, or his authorized delegee. During the Transition Period, Executive shall continue to abide by all of the Company’s general policies and procedures in effect from time to time, and perform Executive’s job duties in good faith to the best of his abilities.

b.	Salary and Benefits; Equity Award Vesting. During the Transition Period: (i) Executive will continue to be paid Executive’s current base salary, subject to required withholdings and deductions; (ii) Executive’s salary will be paid on the Company’s customary payroll dates; (iii) Executive will continue to be eligible to participate in all benefit plans the Company makes generally available to its employees, and any other benefit plans in which Executive is enrolled as of the date of this Agreement, to the extent permitted by the terms and conditions governing those plans; (iv) Executive will be eligible to receipt of payment under the Annual Incentive Plan at target individual performance subject to the corporate modifier (payment in approximately mid-March 2024); and (v) subject to the terms of the stock option grants and restricted stock unit grants, if any, provided to Executive in connection with Executive’s employment, and the terms of the applicable equity incentive plans, Executive’s stock options and restricted stock units, if any, will continue to vest.

c.	Professionalism and Cooperation. During the Transition Period, Executive agrees to conduct himself professionally, maintaining a positive and cooperative attitude towards the Company, as well as towards all internal and external stakeholders. At all times during the Transition Period, Executive shall uphold his fiduciary duties of care, loyalty, good faith, confidentiality, prudence, and disclosure to the Company of all information that could impact the Company or the Executive’s ability to uphold his fiduciary duties. Executive further agrees to cooperate with the Company and all internal and external stakeholders, providing information and assistance as reasonably requested to facilitate a smooth transition.

d.	Transition Period Bonus Payment. So long as the Executive’s performance from the Presentment Date through the Transition Period is to the reasonable satisfaction of the Company, and the Executive executes this Agreement, the Company shall pay Executive a Transition Period bonus in the amount of $150,000, which is an addition to the Executive’s current base salary (“Transition Period Bonus Payment”), on the first payroll date following the successful completion of the Transition Period. Transition Period Bonus Payment will not be pro-rated.

e.	Change in Control Agreement. In accordance with Paragraph 9 of the Change in Control Severance Agreement between Executive and the Company dated November 20, 2020, the Change in Control Severance Agreement shall terminate and the Executive shall have no further rights or interests thereunder upon the termination of Executive’s employment with the Company prior to a Change in Control, which will occur on the Separation Date.

3.	Severance Benefits. Although the Company is not otherwise obligated to do so, provided that (i) Executive remains reasonably available via telephone or e-mail to occasionally respond to questions concerning Company matters that may arise between the Last Working Day and the Separation Date; (ii) Executive does not resign from the Company prior to the end of the Transition Period, (iii) Executive abides by the terms set forth herein, and (iv) on or promptly after the Separation Date, Executive signs the Separation Date Release attached hereto as Exhibit A, returns it to the Company and allows it to become effective, the Company will provide Executive the following benefits:

a.	Lump Sum Severance. The Company will pay Executive, as severance, twelve (12) weeks of pay, amounting to $94,153.85, subject to necessary withholdings and deductions.

b.	Accrued Paid Time Off from 2023. The Company will pay Executive the balance of accrued and unused paid time off earned as of December 31, 2023, which amounts to $48,858.00, subject to applicable payroll deduction and withholding.

c.	Stock Options, Restricted Stock Units and Performance Stock Units.

i.	Stock Options. Pursuant to the applicable Long Term Incentive Plan (“Plan”) and the stock option notices and agreements issued to Executive thereunder, if any, (collectively, the “Option Agreements”), the vesting of Executive’s stock options will cease on the Separation Date. Notwithstanding anything in the Option Agreements to the contrary, Executive’s right to exercise Executive’s stock options as to any vested shares shall end thirty (30) days after Executive’s Separation Date. The stock options also continue to remain subject to all other terms and conditions of the Option Agreements.

ii.	Restricted Stock Units. Any vested shares under Executive’s restricted stock unit awards (“RSUs”), if any, are owned by Executive and may be retained or sold by Executive subject to the terms and conditions of the Plan and the notice and agreements issued to Executive thereunder as applicable (the “RSU Agreements”). Executive’s 1,699 unvested RSUs that are due to vest in February 2024 will continue to vest as scheduled, so long as Executive remains employed with Company. The Company will pay the cash replacement value of 3,490 unvested RSUs based on the closing price of the Company’s stock as of market close on Executive’s Separation Date. Shares for which a cash replacement value is paid will then be forfeited.

iii.	Performance Stock Units. Executive remains eligible to receive a distribution of any performance stock unit awards (“PSUs”) that may vest in February 2024, based on the Company’s potential achievement of performance criteria set in February 2021, so long as Executive remains employed with the Company on the vesting date. Executive’s unvested PSUs that were accumulated in 2022 and 2023 will be forfeited on the Separation Date.

iv.	2024 Plan Eligibility. Executive shall not be eligible to participate in the 2024 Plan.

d.	Health Insurance. Executive will remain on the Company’s current health insurance policy through the month in which Executive’s Separation Date occurs. Additionally, to the extent provided by the federal COBRA law, and by the Company’s current group health insurance policies, Executive will be eligible to continue his and his covered dependents’ group health insurance benefits. If Executive elects continuation coverage under COBRA and upon confirmation of Executive’s COBRA election by the Company to its satisfaction, Company will pay Executive a lump sum amount of $11,422.86 to cover Executive’s first six (6) months of COBRA continuation coverage. The Company’s payment of COBRA premiums may cease at any time Executive is deemed eligible for group medical and dental coverage from another employer. After the Company’s payment of COBRA premiums ceases, Executive may continue COBRA coverage at Executive’s own expense for as long as Executive remains eligible for COBRA under federal law.

e.	Deferred Compensation. Due to Executive’s status as a vice president of the Company, distributions from Executive’s non-qualified deferred compensation account(s) are subject to a 6-month waiting period following the Separation Date.

f.	Outplacement Services. The Company will pay for up to six (6) months of outplacement services benefits (value $1,500) on Executive’s behalf.

g.	Other Compensation or Benefits. Except as expressly described in this Agreement, Executive will not receive any additional compensation, severance, or benefits after the Separation Date.

4.	Confidentiality, Non-Disclosure, and Non-Disparagement.

a.	Confidentiality. During and after the Transition Period, Executive shall keep all material non-public information of the Company and Outsourced Company strictly confidential and not disclose it to any third party. Additionally, Executive agrees that he will keep the terms of this Agreement strictly confidential, and that prior to any required public disclosure of the terms of this Agreement, Executive will not disclose any information concerning this Agreement or its terms to anyone other than his spouse, legal counsel, tax advisors, and/or financial advisors, who will be informed of and bound by this confidentiality clause, and except as required by court order. In the event Executive is requested, by court order or any other legal process, to provide information covered by this confidentiality obligation, Executive agrees to immediately notify Company of any such request.

b.	Insider Status. Executive will continue to be designated an “Insider” pursuant to the Company’s Insider Trading Policy (“Insider Trading Policy”) and be subject to the Insider Trading Policy for at least six (6) months following the Separation Date, or when any material non-public information that he possesses as of the Separation Date becomes public, whichever is longer.

c.	Non-Disclosure. Executive agrees not to disclose any confidential, proprietary, or trade secret information, whether belonging to the Company or any internal or external stakeholder, to any third party.

d.	Mutual Non-Disparagement. Executive agrees not to make any derogatory or disparaging remarks or comments about the Company, its internal or external stakeholders, or any Executives, officers, or representatives of such entities. The Company, through its officers and members of the Board of Directors, agrees to not make any derogatory or disparaging remarks or comments about the Executive.

5.	Expense Reimbursements. Executive agrees that, within ten (10) business days following the Last Working Day, Executive will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Last Working Day, if any, for which he seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

6.	Return of Company Property. Executive agrees that, on the Last Working Day, Executive shall return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession or control, including, but not limited to: Company files, email, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If Executive has used any personal computer, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials, or information, Executive agrees to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and Executive agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done, EXECUTIVE AGREES NOT TO RETAIN ANY PAPER OR ELECTRONIC COPIES OF ANY COMPANY DOCUMENTS OR DATA (INCLUDING BUT NOT LIMITED TO EMAIL) OTHER THAN THIS AGREEMENT AND OTHER DOCUMENTS EVIDENCING EXECUTIVE’S EMPLOYMENT RELATIONSHIP WITH THE COMPANY. EXECUTIVE WILL NOT BE ENTITLED TO ANY SEVERANCE BENEFITS UNLESS AND UNTIL EXECUTIVE COMPLIES FULLY WITH THE TERMS SET FORTH IN THIS PARAGRAPH.

7.	Continuation of Certain Obligations. Following the Separation Date, Executive has continuing obligations with the Company which include, among other obligations, not to use or disclose any confidential or proprietary information of the Company. Executive will also remain on “Insider” status, and be subject to trading blackout periods, for six (6) months following Executive’s Separation Date.

8.	Non-Solicitation. Executive agrees that, for twelve (12) months following the Separation Date, Executive shall not, directly or indirectly (e.g. through directing a recruiting firm to target Company employees), without prior written consent of the Company, solicit or induce any employee of the Company to leave the employ of the Company.

9.	Release. Executive acknowledges and agrees that the Transition Period benefits and Severance Benefits provided for in this Agreement represent valuable consideration that the Company is not obligated to provide Executive. In consideration of, and as a condition to, the Company’s entry into this Agreement and the Executive’s receipt of compensation as contemplated by Paragraph 2 above, the Executive shall execute and deliver to the Company a release of claims by signing this Agreement by 5:00 p.m. (CT) no later than forty-five (45) days after the Presentment Date (“Initial Release”), and shall not revoke such Initial Release during the seven (7)-day period after the Initial Release is executed and delivered to the Company. This Agreement is intended to satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. sec 626(f). Employee is advised to consult with attorney before executing this Agreement.

The Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: any and all claims, known or unknown, arising in any manner whatsoever, or in any way related to Executive’s employment with the Company, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (and ADA Amendments Act), the Family and Medical Leave Act, the Age Discrimination in Employment Act, the applicable state civil rights act and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual orientation, gender identity, genetic information, national origin, mental or physical disability, veteran status, federal or state common law or statutory claims for discrimination, wrongful termination, wage claims of any nature (including without limitation any claims for salary, wages, vacation pay, sick pay or bonus that may be legally waived and released), expenses owed, tort, breach of contract, defamation, retaliation, and any other law, order or regulation pertaining to employment or discrimination in employment. The identification of specific statutes is for the purpose of example only and the omission of any specific statute or law shall not limit the scope of this general release in any manner. Executive specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which any such claim or cause of action against one or more Released Parties may arise, in whole or in part, from any event which occurred on or before the date of this Agreement. Executive acknowledges that the additional consideration being provided by this Agreement is expressly conditioned upon his execution of this Agreement. Executive does not waive any claims for unemployment benefits for which he may be eligible.

Additionally, in consideration of, and as a condition to, the Executive’s receipt of the Severance Benefits provided for in Paragraph 3, the Executive shall execute and deliver to the Company a release of claims in substantially the same form as the Initial Release (the “Second Release” and together with the Initial Release, the “Releases”), by 5:00 p.m. (CT) on the Separation Date, and shall not revoke such Second Release during the seven (7)-day period after the Second Release is executed and delivered to the Company. The Agreement shall not become effective until after the revocation period has passed. Executive understands that if Executive revokes this Agreement, the Company will owe Executive no Severance Benefits under this Agreement. The Company will have no obligation to perform the obligations hereunder until the period specified above has passed, without the written revocation of this Agreement by Executive delivered to Sarah Madsen, VP, Chief Legal Officer, 118 Second Avenue SE, Cedar Rapids, IA 52401, or her designee.

10.	Waiver of Certain Rights and Claims. In consideration of the compensation provided by the Company under this Agreement, Executive hereby specifically waives any claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any successor thereto, or any similar law. Executive does not waive any rights or claims that may arise after the date Executive signs this Agreement. Nothing in this Agreement shall limit or otherwise impair the Executive’s right to receive retirement or pension benefits for which he is eligible.

11.	Covenant Not To Sue. A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. Besides waiving and releasing the claims covered by Paragraphs 9-10 above, Executive further agrees not to sue the Company in any forum for any reason arising out of or related in any way to his employment with the Company through and including the dates he signs this Agreement, and including but not limited to claims, laws or theories covered by the release language in Paragraphs 9 and 10, above. Executive warrants that he has not filed any complaints, charges, or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding.

Nothing in this Agreement prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state, or local agency charged with the enforcement of any employment laws, although by signing this Agreement, Executive is waiving any right to individual relief based on claims asserted in such a charge or complaint. This Agreement does not prohibit or restrict Executive from initiating communications or filing claims directly with the Securities Exchange Commission (“SEC”) or any other self-regulatory organization or any other state or federal regulatory authority.

12.	Injunctive Relief. In the event of Executive’s actual or threatened breach of the provisions of this Agreement, the Company shall be entitled to an injunction restraining such a breach. Nothing in this paragraph shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages.

13.	Review by Counsel. Executive has been and is hereby advised of the right to have this Agreement reviewed by legal counsel of his choice and at his cost.

14.	No Admission of Liability. This Agreement is not and shall not in any way be construed as an admission by the Company, its officers, directors, employees or affiliates, of any unjustified, wrongful or unlawful acts, but constitutes a good faith settlement of disputed claims, and the Company specifically disclaims any liability to Executive on the part of itself, its officers, employees, directors, and affiliates. The Parties have entered into this Agreement for the sole purpose of resolving possible disputed claims.

15.	Executive Certification. Executive certifies that he has reported to the appropriate official of the Company any concerns he has had regarding his employment or the operation or action of the Company, including but not limited to reporting any infraction of any rule, regulation, or law. Executive certifies that he has not suffered any on-the-job injury for which he has not already filed a claim.

16.	Withholding. The Company shall be entitled to make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation, or order.

17.	Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A and shall be construed and administered in accordance with such intent. Each payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

18.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to the Executive. In this regard, the Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement, and to apply the provisions of this Agreement and to enforce against the Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.

19.	Assignability. The Executive’s rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation, or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate, or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or other acquisition of all or substantially all of the assets, stock, or business of the Company, to expressly assume this Agreement.

20.	Clawback. In the event that the Executive breaches any of the Executive’s obligations under this Agreement, or as otherwise imposed by law, the Company will be entitled to recover all Transition or Severance Benefits, or other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity. Any compensation paid or payable to the Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order, or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, regulation, order, NASDAQ listing requirement, or policy of the Company. The Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision.

21.	Applicable Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Iowa without giving effect to the application of conflict of law principles. Executive consents to the jurisdiction of the state and federal courts in Linn County, Iowa for the legal proceedings arising out of or relating to this Agreement or any other aspect of her employment relationship with the Company.

22.	Entire Agreement. The parties acknowledge that this Agreement sets forth the entire agreement between the Company and Executive and that it supersedes any prior arrangements or understandings between the parties.

23.	Understanding of Terms. Executive and the Company acknowledge that they have read the above and fully understand the terms, nature and effect of this Agreement, which they voluntarily execute in good faith.

24.	Execution and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please return signed and dated Agreement to Sarah Madsen, VP Chief Legal Officer, by March 16, 2024.

Robert Cataldo		United Fire & Casualty Company

Signature:	/s/ Robert Cataldo	Signature:	/s/ Eric Martin

Date:	3-18-2024	Date:	3-18-2024

EXHIBIT A

SECOND RELEASE

DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE

In consideration for the benefits set forth in his Transition and Separation Agreement dated _________________, to which this form is attached, Robert Cataldo (“Executive”) hereby furnishes United Fire & Casualty Company (the “Company”), with the following release and waiver of claims (the “Second Release”).

Release. Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: any and all claims, known or unknown, arising in any manner whatsoever, or in any way related to Executive’s employment with the Company, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (and ADA Amendments Act), the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the applicable state civil rights act and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual orientation, gender identity, genetic information, national origin, mental or physical disability, veteran status, federal or state common law, or statutory claims for discrimination, wrongful termination, wage claims of any nature (including without limitation any claims for salary, wages, vacation pay, sick pay or bonus that may be legally waived and released), expenses owed, tort, breach of contract, defamation, retaliation, and any other law, order, or regulation pertaining to employment or discrimination in employment. The identification of specific statutes is for the purpose of example only and the omission of any specific statute or law shall not limit the scope of this general release in any manner. Executive specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which any such claim or cause of action against one or more Released Parties may arise, in whole or in part, from any event which occurred on or before the date of this Agreement. Executive acknowledges that the additional consideration being provided by this Agreement is expressly conditioned upon his execution of this Agreement. Executive does not waive any claims for unemployment benefits for which he may be eligible.

Waiver of Certain Rights and Claims. Executive acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that this Second Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledges that he has been advised that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Second Release is executed; (b) he should consult with an attorney prior to executing this Release; and (c) he has 45 days from receipt of this Second Release in which to consider the terms herein (although he may not execute it until the Separation Date); (d) he has 7 days following the execution of this Release to revoke his consent to this Second Release; and (e) this Second Release shall not be effective until the 7 day revocation period has expired unexercised.

This Release constitutes the complete, final and exclusive embodiment of the entire Agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein. This Second Release may only be modified by a writing signed by both the Executive and a duly authorized officer of the Company.

Executive

Date:
Robert Cataldo

ADDENDUM TO TRANSITION & SEPARATION AGREEMENT

This Addendum to Transition & Separation Agreement (“Addendum”) supplements the Transition and Separation Agreement dated January 31, 2024 (“Agreement”) by and between United Fire & Casualty Company (together with its subsidiaries, affiliates, successors and assigns, the "Company") and Robert Cataldo, who is employed by Company as its Chief Investment & Strategy Officer ("Executive"). Company and Executive are hereafter referred to as the “Parties.”

RECITALS

WHEREAS, pursuant to the Agreement, Executive was to continue his employment with Company until no later than May 24, 2024, with his Last Working Day being March 22, 2024, in connection with assisting and effecting an orderly transition of Executive’s duties and responsibilities;

WHEREAS, the Parties wish to extend the Separation Date, as defined in the Agreement, to be no later than June 30, 2024, the Transition Period to end no later than April 30, 2024, and Executive’s Last Working Day to be no later than April 30, 2024.

WHEREAS, this Addendum sets forth the terms of the extended Separation Date, Transition Period, and Last Working Day.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties hereby agree as follows:

That the definition of “Separation Date,” as set forth in Paragraph 1.b. of the Agreement, is hereby amended and restated in its entirety to read:

“Separation Date” means the earliest to occur of (i) June 30, 2024, (ii) the date that Executive is terminated for cause, or (iii) the date that Executive resigns from the Company.

That the definition of “Transition Period,” as set forth in Paragraph 1.c. of the Agreement, is hereby amended and restated in its entirety to read:

“Transition Period” means the period beginning on the Presentment Date and ending on April 30, 2024, unless during this time the Executive is terminated for cause or resigns from the Company, either of which would immediately terminate the Transition Period.

That the definition of “Last Working Day,” as set forth in Paragraph 1.d. of the Agreement, is hereby amended and restated in its entirety to read:

“Last Working Day” means the earliest to occur of (i) April 30, 2024, (ii) the date that Executive is terminated for cause, or (iii) the date Executive resigns from the Company.

That Executive’s duties during the Transition Period, as set forth in Paragraph 2.a. of the Agreement, shall specifically include the requirement for the Executive to complete a historical background and current strategic assessment of each of the Company’s alternative assets. Further, Executive will provide transition support for these alternative assets, including assistance with financial statement valuation for each of these assets as of March 31, 2024 through April 30, 2024. All other terms set forth in Paragraph 2.a. of the Agreement remain unchanged.

That in consideration of Executive’s extension of his Last Working Day to April 30, 2024 and the completion of the duties described in this Addendum, the Company Transition Period Bonus Payment amount, as set forth in Paragraph 2.d. of the Agreement, shall be increased from $150,000 to $200,000. All other terms set forth in Paragraph 2.d. of the Agreement remain unchanged.

All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the dates set forth beneath their names below, effective for all purposes as provided above.

Robert Cataldo		United Fire & Casualty Company

Signature:	/s/ Robert Cataldo	Signature:	/s/ Eric Martin

Date:	3-18-2024	Date:	3-18-2024